UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(AMENDMENT NO.      )

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [   ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Türkiye Vakiflar Bankasi T.A.O.

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Republic of Turkey

(Jurisdiction of Subject Company’s Incorporation or Organization)

Türkiye Vakiflar Bankasi T.A.O.

(Name of Person(s) Furnishing Form)

6.000 per cent. Subordinated Notes due 2022

(Title of Class of Subject Securities)

US90015NAB91

(CUSIP Number of Class of Securities (if applicable))

Mr. Mustafa Turan, Sanayi Mah, Eski Büyükdere Caddesi Güler Sokak No:51, Kağithane,
İstanbul, 34416, Turkey, Telephone Number: 011-90-212-398-1515

(Name, Address (including zip code) and Telephone Number (including area code) of  Person(s)
Authorized to Receive Notices and Communications on Behalf of Subject Company)

February 10, 2017

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit 99.1                              Final Drawdown Prospectus dated February 10, 2017 (the “Prospectus”)

Item 2. Informational Legends

The required legends are included under the heading “Notice to U.S. Noteholders” on page 1 of the  Prospectus.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Item 2.  Documents incorporated by reference, in whole or in part, into the Prospectus.

Exhibit 99.2                              Base Prospectus dated April 18, 2016 (included as Exhibit 99.5 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.3                              First Supplement to Base Prospectus dated June 13, 2016 (included as Exhibit 99.6 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.4                              Second Supplement to Base Prospectus dated July 29, 2016 (included as Exhibit 99.7 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.5                              Third Supplement to Base Prospectus dated August 17, 2016 (included as Exhibit 99.8 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.6                              Fourth Supplement to Base Prospectus dated October 20, 2016 (included as Exhibit 99.9 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.7                              Fifth Supplement to Base Prospectus dated November 24, 2016 (included as Exhibit 99.10 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.8                              The independent auditor’s audit reports and audited unconsolidated Baking Regulatory and Supervisory Agency Financial Statements of Türkiye Vakiflar Bankasi T.A.O. for each of the three years ended December 31, 2013, 2014 and 2015 (included as Exhibit 99.14 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.9                              The independent auditor’s audit reports and audited consolidated Baking Regulatory and Supervisory Agency Financial Statements of Türkiye Vakiflar Bankasi T.A.O. for each of the three years ended December 31, 2013, 2014 and 2015 (included as Exhibit 99.15 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.10                       The independent auditor’s audit reports and audited consolidated International Financial Reporting Standards Financial Statements of Türkiye Vakiflar Bankasi T.A.O. for each of the three years ended December 31, 2013, 2014 and 2015 (included as Exhibit 99.16 to

Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.11                       The independent auditor’s review report and unaudited interim consolidated Baking Regulatory and Supervisory Agency Financial Statements of Türkiye Vakiflar Bankasi T.A.O. for each of the nine month periods ended September 30, 2015 and 2016 (included as Exhibit 99.17 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

Exhibit 99.12                       The independent auditor’s review report and unaudited interim unconsolidated Baking Regulatory and Supervisory Agency Financial Statements of Türkiye Vakiflar Bankasi T.A.O. for each of the nine month periods ended September 30, 2015 and 2016 (included as Exhibit 99.18 to Form CB submitted by the Subject Company on January 18, 2017 and incorporated herein by reference)

PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X was filed by Türkiye Vakiflar Bankasi T.A.O., New York Branch on January 18, 2017.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Mustafa Turan
(Signature)

Mustafa Turan - SVP
(Name and Title)

February 10, 2017
(Date)